Exhibit 10.3
EMPLOYMENT AGREEMENT
AMENDMENT NO. 4
This Amendment No. 4 (this “Amendment”) to the Employment Agreement, dated September 5, 2002, among UAL Corporation, a Delaware corporation (“UAL”), United Air Lines, Inc., a Delaware corporation (“UA”, UAL and UA sometimes collectively referred to herein as “United”), and Glenn F. Tilton (the “Executive”), as amended on December 8, 2002, February 17, 2003 and September 29, 2006 (as so amended, the “Employment Agreement”), is made as of this 25th day of September, 2008.
WHEREAS United desires to continue the employment of the Executive as Chairman of the Board, President and Chief Executive Officer of United, and the Executive desires to continue such employment, on the terms and conditions hereinafter set forth;
WHEREAS United and the Executive wish to amend the Employment Agreement in order to address the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);
WHEREAS pursuant to Section 10(f) of the Employment Agreement, the Employment Agreement may be modified or amended by a writing signed by United and the Executive; and
WHEREAS pursuant to Section 10(o) of the Employment Agreement, upon the release of final regulations promulgated under Section 409A of the Code, the Executive and United agreed to negotiate further amendments to the Employment Agreement in good faith to preserve, to the maximum extent reasonably practicable, the intended after-tax benefits to the Executive;
NOW THEREFORE, for good and valuable consideration, which is hereby acknowledged and agreed by the undersigned, each of UAL, UA and the Executive (each a “party”) agrees as follows (capitalized terms not otherwise defined herein shall have the meaning assigned thereto in the Employment Agreement):
1. Amendment to Section 1(b). The last sentence of Section 1(b) of the Employment Agreement shall be amended and restated in its entirety to read as follows:
“The Executive shall perform such duties at United headquarters located in the metropolitan Chicago, Illinois area.”
2. Amendment to Section 3(c). The fourth sentence of Section 3(c) of the Employment Agreement shall be amended and restated in its entirety to read as follows:
“The Target Bonus and the Extraordinary Bonus will be paid at such time and in such manner as set forth in the applicable annual incentive compensation plan documents.”

3. Amendment to 3(h). Section 3(h) of the Employment Agreement shall be amended by inserting the following text at the end thereof:
“To the extent payments under any perquisite program or policy are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the reimbursement of expenses or in-kind benefits provided thereunder during a year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. In no event shall such an expense be reimbursed after the last day of the year following the year in which the expense was incurred. The right to such reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.”
4. Amendment to Section 3(j). Section 3(j) of the Employment Agreement shall be amended by inserting the following text at the end thereof:
“The reimbursement of expenses during a year will not affect the expenses eligible for reimbursement in any other year. In no event shall such an expense be reimbursed after the last day of the year following the year in which the expense was incurred. The right to such reimbursement is not subject to liquidation or exchange for another benefit.”
5. Amendment to Section 3(k). Section 3(k) of the Employment Agreement shall be amended by inserting the following text at the end thereof:
“The retiree travel benefits provided during a year will not affect the retiree travel benefits provided in any other taxable year. The right to such retiree travel benefits is not subject to liquidation or exchange for another benefit.”
6. Amendment to Section 4(d)(ii). Section 4(d)(ii) of the Employment Agreement shall be amended by deleting the following text contained therein:
“and which is remedied by United within thirty (30) days after receipt of a notice thereof given by the Executive.”
7. Amendment to Section 4(d)(iii). Section 4(d)(iii) of the Employment Agreement shall be amended by deleting the following text at the end thereof:
“and which is remedied by United promptly after receipt of notice thereof given by the Executive.”
8. Amendment to Section 4(d). Section 4(d) of the Employment Agreement shall be amended by inserting the following text at the end thereof:
“Notwithstanding the foregoing, the Executive must give notice to United within 120 days of the occurrence of the event giving rise, or events which in the aggregate give rise (or within 120 days after the date he learns or reasonably should have learned of such event or events, if later), to the Good Reason event to terminate his employment for Good Reason based on such event(s). During the notice period (which shall not be less than 30 days), United shall have the opportunity to substantially correct the condition that caused Good Reason, in which case Good Reason shall no longer exist with respect to such condition.”

9. Amendment to Section 5(d)(iv). Section 5(d)(iv) of the Employment Agreement shall be amended by inserting the following text at the end thereof:
“, and provided that (A) no reimbursement of expenses or in-kind benefit that the Executive becomes entitled to receive pursuant to this Section 5(d)(iv) shall be subject to liquidation or exchange for another benefit, (B) the reimbursement of expenses or in-kind benefits provided hereunder during a year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (C) any such reimbursements shall be made no later than the end of the year following the year in which the relevant expenses were incurred.”
10. Amendment to Section 5(e)(iv). Section 5(e)(iv) of the Employment Agreement shall be amended by inserting the following text at the end thereof:
“, and provided that (A) no reimbursement of expenses or in-kind benefit that the Executive becomes entitled to receive pursuant to this Section 5(e)(iv) shall be subject to liquidation or exchange for another benefit, (B) the reimbursement of expenses or in-kind benefits provided hereunder during a year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (C) any such reimbursements shall be made no later than the end of the year following the year in which the relevant expenses were incurred.”
11. Amendment to Section 5(g). Section 5(g) of the Employment Agreement shall be amended by inserting the following text at the end thereof:
“In no event shall any Gross-Up Payment hereunder be made later than the end of the year following the year in which the Executive pays (or United remits) the applicable tax.”
12. Amendment to Section 10(h). Section 10(h) of the Employment Agreement shall be amended by adding the following as the last sentence thereto:
“Any such reimbursement of attorneys’ fees and costs to the Executive under the preceding sentences will be made no later than the end of the year following the year in which the Executive prevails in such arbitration or litigation, as applicable.”

13. Amendment and Restatement of Section 10(o). Section 10(o) of the Employment Agreement shall be amended and restated in its entirety to read as follows:
“It is the intention of United and the Executive that the provisions of this Agreement comply with Section 409A of the Code (“Section 409A”) in a manner that does not impose additional taxes, interest or penalties upon the Executive pursuant to Section 409A, and all provisions of this Agreement will be construed and interpreted in a manner consistent with Section 409A and this Section 10(o). Each of the payments of severance and continued benefits under Section 5 above are designated as separate payments for purposes of the short-term deferral rules under Treasury Regulation Section 1.409A-1(b)(4)(i)(F), the exemption for involuntary terminations under separation pay plans under Treasury Regulation Section 1.409A-1(b)(9)(iii), and the exemption for medical expense reimbursements under Treasury Regulation Section 1.409A-1(b)(9)(v)(B). As a result, (A) payments that are made on or before the 15th day of the third month of the calendar year following the applicable year of termination, (B) any additional payments that are made on or before the last day of the second calendar year following the year of Executive’s termination of employment and do not exceed the lesser of two times his rate of pay or two times the limit under Code Section 401(a)(17) then in effect, and (C) any payments of continued medical benefits that are made during the applicable COBRA continuation period, are exempt from the requirements of Code Section 409A. As Executive is designated as a “specified employee” within the meaning of Code Section 409A, to the extent the payments to be made during the first six month period following Executive’s separation from service (within the meaning of Section 409A) exceed such exempt amounts, the payments shall be withheld and the amount of the payments withheld will be paid in a lump sum, without interest, during the seventh month after Executive’s termination of employment. In the event a benefit is to be provided during the first six month period following Executive’s separation from service and the provision of such benefit would be treated as a payment of nonqualified deferred compensation in violation of Code Section 409A(a)(2)(B)(i), then the continuation of such benefit during that period shall be conditioned upon the payment by Executive for the premiums or other cost of coverage and United shall reimburse the Executive, without interest, for the premiums or other cost of coverage paid by the Executive during the seventh month after Executive’s termination of employment. Any payment or benefit that would be considered deferred compensation subject to, and not exempt from, Section 409A, payable or provided upon a termination of employment shall only be paid or provided to the Executive to the extent such termination constitutes a separation from service (within the meaning of Section 409A). Except as specifically provided in Sections 3(i) and 5(g), the Executive is solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with this Agreement (including any taxes arising under Section 409A), and United shall not have any obligation to indemnify or otherwise hold the Executive harmless from any or all of such taxes.”
14. Representation by United. United represents and warrants that this Amendment has been duly considered and authorized by the Human Resources Subcommittee of the Board of Directors of UAL and is binding on United in accordance with its terms.
15. Reimbursement of Professional Fees. United will pay on the Executive’s behalf all reasonable bills rendered to the Executive by the Executive’s attorneys, accountants and other advisors in connection with the negotiation of this Amendment.
16. Full Force and Effect. For the avoidance of doubt, except to the extent expressly modified by this Amendment, all terms of the Employment Agreement will remain in full force and effect.
17. Governing Law. The laws of the State of Delaware will govern the validity, construction and performance of this Amendment (without regard to conflict of laws principles).

18. Entire Agreement. This Amendment, together with the Employment Agreement, contains the entire agreement between United and the Executive concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between United and the Executive with respect hereto. The Executive acknowledges and agrees that this Amendment constitutes an amendment to the Employment Agreement in respect of the Executive’s participation and rights to any benefits thereunder. This Amendment may not be modified or amended except by a writing signed by each of the parties hereto.
19. Successors and Assigns. This Amendment will be binding on (a) the Executive and the Executive’s estate and legal representatives and (b) United and its successors and assigns.
20. Counterparts. This Amendment may be executed in two or more counterparts (including via facsimile), each of which will be deemed an original but all of which together will be considered one and the same agreement.
IN WITNESS WHEREOF, United and the Executive have executed this Amendment as of the date first above written.

UAL CORPORATION		EXECUTIVE:

By:	/s/ Paul R. Lovejoy	/s/ Glenn F. Tilton
	Name: Paul R. Lovejoy	Glenn F. Tilton
Title: Senior Vice President, General Counsel and Secretary

UNITED AIR LINES, INC.

By:	/s/ Paul R. Lovejoy
Name: Paul R. Lovejoy
Title: Senior Vice President, General Counsel and Secretary

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